EXHIBIT 23.2


                        Consent of Independent Auditors




We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-50521) and related Prospectus of Price Enterprises, Inc. for the registration of 1,500,000 shares of common stock and to the incorporation by reference therein of our reports dated January 16, 1998 and October 16, 1997, with respect to the financial statements and schedule of Price Enterprises, Inc. included in its Annual Reports (Form 10-K) for the transition period ended December 31, 1997 and for the year ended August 31, 1997, respectively, filed with the Securities and Exchange Commission.



                                                          /s/ Ernst & Young LLP


San Diego, California
May 5, 1998